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                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                AYDIN CORPORATION



         FIRST: The name of the Corporation is L-3 Communications Aydin Corporation.

         SECOND: The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington. New Castle County, Delaware 19801.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 1000 shares of Common Stock, par value $.01 each.

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation, acting by majority vote, is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

         SEVENTH: Elections of directors need not be by written ballot unless the By-Laws of the corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation.

         EIGHTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.